Exhibit 12.2



                                           ECKERD CORPORATION AND SUBSIDIARIES
                                    Computation of Ratio of Earnings to Fixed Charges
                                    Years Ended February 3, 1996 and January 28, 1995



                                                                 February 3, 1996    January 28, 1995
                                                                 ----------------    ----------------
Earnings before income taxes and extraordinary item                     $123,383              87,084
Add:
     Portion of rents representative of the interest factor (*)           39,599              37,282
     Interest expense                                                     76,836              93,735
                                                                        --------             -------

         Income as adjusted                                             $239,818             218,101
                                                                        ========             =======

Fixed charges:
     Interest expense                                                     76,836              93,735
     Portion of rents representative of interest factor                   39,599              37,282
                                                                        --------             -------

         Total fixed charges                                            $116,435             131,017
                                                                        ========             =======

Ratio of earnings to fixed charges                                          2.06                1.66
                                                                            ====                ====

(*) The portion of rents representative of the interest factor is calculated as 33-1/3% of minimum rentals.

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